EXHIBIT 99.1

Ciprico Reports Third Quarter Results

Minneapolis, MN — August 12, 2005 — Ciprico Inc. (NASDAQ:  CPCI), a leading storage solutions provider for the data-intensive and high performance digital media markets, today announced results for the third quarter and nine-month period ended June 30, 2005.

Sales for the quarter were $3.1 million, an increase of 3% over the second quarter of fiscal 2005. Third quarter sales include $1.6 million of sales related to the MediaVault product line, which was acquired from Huge Systems in the second quarter of 2005.  Sales were down 32% compared to the third quarter of the prior year.

Ciprico recorded a net loss for the third quarter of fiscal 2005 of $841,000 or $0.18 per share, as compared with a net loss of $4.3 million or $.90 per share for the same period last year.  The third quarter net loss was also an improvement from the second quarter of fiscal 2005 net loss of $1.2 million.

Chairman and Chief Executive Officer James Hansen said “While sales were down significantly from last year, the newly acquired business and products introduced in the past 12 months attributed for almost 70% of our quarterly sales and resulted in a modest sales gain versus the prior quarter.  Specifically, the MediaVault products sales grew 40% over the similar period in the prior year as two new, industry leading, 4 Gigabit products began shipping in June.  We believe these new products will continue to gain traction in our core content creation markets and open larger term opportunities in the accelerating market transition to digital storage in the film and cinema industry.  We also continue to believe that our Network Attached Storage (NAS) line, DiMeda, has opportunity for growth in our core creative, military and broadcast markets and will benefit from the channel customers acquired in the Huge transaction.  The Ciprico legacy product sales results have been very disappointing as our broadcast OEM sales were down almost $2 million versus the prior year.  Military market sales also declined.”

Gross profit margins for the third quarter of fiscal 2005 were 37.7%, which represents an improvement from the previous quarter, however a decrease compared to the prior year third quarter (excluding a non-cash adjustment of $900,000 to cost of sales in 2004) reflecting unabsorbed overhead due to lower sales volumes.

For the nine months ended June 30, 2005, sales were $9.1 million, a decrease of $5.7 million or 38% versus $14.8 million for the same period last year.  Gross profit margins were 35.6 % versus 38.8% for the previous year (exclusive of restructuring in the prior year), the decrease attributable to unabsorbed overhead due to lower unit volumes in the current year.  Exclusive of restructuring, operating expenses decreased $3.6 million from the prior year.  This decrease can primarily attributed to the effects of prior restructuring.  Ciprico recorded a net loss for the first nine months of fiscal 2005 of $2.0 million or $0.42 per share, as compared with a net loss of $6.8 million or $1.44 per share for the same period last year.

Mr. Hansen noted, “We are encouraged by the performance of our acquisition in new product development and the synergies created by the integration of its core competencies into the Company.  During the past 3 quarters we have also continued to invest in the FibreSTORE product line, albeit at a reduced rate, but were disappointed as potential customers have delayed purchasing decisions due to broadcast industry dynamics.”

Mr. Hansen concluded, “We are introducing industry leading products, as was evident this quarter, that resulted in growing sales quarter over quarter and improved margins.  Our balance sheet remains strong and our management group is committed to continuing our sales momentum, returning to operating profitability and positioning the business for sustainable long term value creation.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen CEO (763) 551-4000	Monte S. Johnson CFO (763) 551-4000

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CIPRICO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004

NET SALES	$3,107	$4,588	$9,133	$14,816
Cost of sales	1,937	3,660	5,878	9,971

GROSS PROFIT	1,170	928	3,255	4,845

OPERATING EXPENSES:
Research and development	946	1,238	2,604	4,119
Sales and marketing	736	1,140	1,981	3,925
General and administrative	466	426	1,249	1,403
Restructuring	—	2,500	(181)	2,500
Total operating expenses	2,148	5,304	5,653	11,947

LOSS FROM OPERATIONS	(978)	(4,376)	(2,398)	(7,102)
Other income, primarily interest	137	101	398	317

LOSS BEFORE INCOME TAXES	(841)	(4,275)	(2,000)	(6,785)

Income tax benefit	—	—	—	—

NET LOSS	$(841)	$(4,275)	$(2,000)	$(6,785)

Shares used to calculate net loss per share:
Basic and diluted	4,770	4,726	4,755	4,710

NET LOSS PER SHARE:
Basic and diluted	$(0.18)	$(0.90)	$(0.42)	$(1.44)

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CIPRICO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 30,	September 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,145	$4,394
Marketable securities and short term investments	12,635	16,946
Accounts receivable, less allowance	1,670	1,665
Inventories	2,801	1,330
Other current assets	249	288
Total current assets	18,500	24,623

Property and equipment, net	290	498
Non-current marketable securities	2,606	—
Goodwill	2,233	—
Other intangibles, net	262	—
Other assets	47	41
	$23,938	$25,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,066	$1,432
Acquisition payable	1,255	—
Accrued expenses	1,399	2,581
Deferred revenue	185	292
Total current liabilities	4,905	4,305

Shareholders’ equity:
Capital stock	48	47
Additional paid-in capital	35,253	35,118
Retained earnings (deficit)	(16,259)	(14,259)
Deferred compensation from restricted stock	(9)	(49)
Total shareholders’ equity	19,033	20,857
	$23,938	$25,162

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CIPRICO INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)	Nine Months Ended June 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(2,000)	$(6,785)
Depreciation and amortization	326	1,051
Changes in operating assets and liabilities	(1,911)	4,149

Net cash flows used in operating activities	(3,585)	(1,585)

Cash flows from investing activities:

Equipment purchases	(97)	(153)
Equipment disposals	—	421
Purchases of marketable securities	(13,183)	(16,294)
Proceeds from sale or maturity of marketable securities	14,892	16,545
Cash paid for business acquisition	(1,412)	—

Net cash flows provided by investing activities	200	519

Cash flows from financing activities:

Repurchase of common stock	—	—
Proceeds from issuance of common stock	136	235

Net cash flows provided by financing activities	136	235

Net decrease in cash and cash equivalents	(3,249)	(831)

Cash and cash equivalents at beginning of period	4,394	5,159

Cash and cash equivalents at end of period	1,145	4,328

Marketable securities, current	12,635	16,515
Marketable securities, non-current	2,606	—

Total cash and marketable securities	$16,386	$20,843

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